UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
August 6, 2025
Date of report (date of earliest event reported)

FIVE POINT HOLDINGS, LLC
(Exact name of registrant as specified in its charter)

Delaware	001-38088	27-0599397
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 FivePoint	4th Floor	Irvine	California	92618
(Address of Principal Executive Offices)				(Zip code)
(949) 349-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common shares	FPH	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.
On August 6, 2025, CP Development Co., LLC (“CPDC”), a subsidiary of Five Point Holdings, LLC (together with CPDC, the “Company”), amended its Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) (the “Agreement”) with the Successor Agency to the Redevelopment Agency of the City and County of San Francisco (the “Agency”) pursuant to the Fourth Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard) (the “Amendment”) with the Agency.

Pursuant to the terms of the Agreement, which was originally entered into in 2010, the Agency agreed to convey portions of the Candlestick Point (“Candlestick”) and The San Francisco Shipyard (“Shipyard”) sites either owned or acquired by the Agency to the Company for development. The Agency is entitled to a return of certain profits generated from the development and sale of the Candlestick and Shipyard sites if certain thresholds are met.
The Amendment authorizes the transfer of up to 2,050,000 square feet of research and development and office space from the Shipyard to commercially-zoned areas of Candlestick. The Amendment also streamlines the approval processes for horizontal and vertical development by eliminating sub-phases within major phases.

In addition, the Amendment memorializes the increase in the limit on bonded indebtedness for the Candlestick and Shipyard sites from $1.7 billion to $5.9 billion, as set forth under the redevelopment plans for the respective sites. Furthermore, the Amendment extends certain timeframes for incurring and repaying redevelopment-related indebtedness. For the Candlestick site, the time limit for incurring indebtedness for the project is now 30 years from February 12, 2025 (the “Ordinance Date”), which was the effective date of the ordinance adopting amendments to the redevelopment plan that establishes land use regulations for the development of Candlestick. The Amendment allows for an additional 15 years beyond that time frame to use tax increment generated from Candlestick to finance certain obligations at the Shipyard, including affordable housing, to account for the U.S. Navy’s estimated delays in remediating the Shipyard site (the “Navy Delay Period”). The time frame for repayment of project indebtedness is now 45 years from the Ordinance Date, with an additional 15 years for the purpose of using tax increment generated from Candlestick to finance certain obligations at the Shipyard, to account for the Navy Delay Period.

For the Shipyard site, the time limit for incurring indebtedness for the project is now 30 years from the date that all Shipyard parcels required for the completion of the first major phase located within the Shipyard are conveyed to the Company (the “Transfer Date”), with an additional 15 years to account for the Navy Delay Period. The time frame for repayment of project indebtedness is now 45 years from the Transfer Date, with an additional 15 years to account for the Navy Delay Period.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

10.1*
Fourth Amendment to Disposition and Development Agreement (Candlestick Point and Phase 2 of the Hunters Point Shipyard), dated as of August 6, 2025, by and between CP Development Co., LLC and the Successor Agency to the Redevelopment Agency of the City and County of San Francisco

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted materials to the SEC upon request by the SEC, provided that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits or schedules so furnished.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.
Date: August 12, 2025

FIVE POINT HOLDINGS, LLC

By:	/s/ Michael Alvarado
Name:	Michael Alvarado
Title:	Chief Operating Officer, Chief Legal Officer, Vice President and Secretary